Exhibit 99.1

francesca’s® Reports Third Quarter Fiscal Year 2018 Financial Results

•	Net sales decreased 10% to $95.4 million and comparable sales decreased 14%
•	Diluted loss per share was $0.47
•	Adjusted diluted loss per share was $0.17
•	Company recorded non-cash impairment charges of $14.4 million
•	Company revises fiscal 2018 guidance

HOUSTON, TEXAS — December 11, 2018 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today reported financial results for the third quarter ended November 3, 2018.

Steve Lawrence, President and CEO, stated, “While we saw comparable sales declines start to narrow as we moved into the fourth quarter, we recognize the need to accelerate change and improve results faster. Our biggest challenge and focus is to drive improved traffic trends in brick and mortar. We are stepping up our marketing efforts with increased investments in influencers, and digital and social media. Our primary focus of this is to increase frequency of visits with existing guests through increased engagement, while winning back lapsed shoppers who have not purchased with us in the last six to twelve months.  We have also engaged with a consulting firm to help us drive traffic through a variety of merchandising initiatives including attention grabbing window displays and lease line presentations.”

Mr. Lawrence continued, “As we navigate through these challenging trends, we remain focused on maintaining strong inventory disciplines, diligent expense management, and a healthy balance sheet. We are also evaluating our real estate portfolio to close underperformers. We believe the right long-term strategy for success is to have a strong ecommerce business which complements a vibrant brick and mortar footprint, and to accomplish this, we need to optimize our real estate portfolio.  We believe the actions we are taking will help stabilize our business and we will be able to move back to top line and bottom line growth while solidifying our unique position as the only national chain of boutiques.”

THIRD QUARTER RESULTS

Net sales decreased 10% to $95.4 million for the third quarter of 2018 from $105.8 million in the third quarter last year principally due to a 14% decrease in comparable sales. This follows an 18% decrease in comparable sales for the comparable prior year quarter. The decrease in comparable sales was primarily driven by the decline in boutique traffic. This decrease was partially offset by sales from 24 net new boutiques added since the same period last year. The Company did not open any new boutiques and closed four boutiques during the third quarter of 2018, bringing the total boutique count to 738 at the end of the quarter.

Gross profit, as a percent of net sales, decreased to 35.3% for the third quarter of 2018 from 39.6% in the comparable prior year quarter. This unfavorable variance was due to deleveraging of occupancy costs as a result of lower sales as well as an increase in occupancy costs. The increase in occupancy costs was due to the increase in the number of boutiques in operation, higher average rent and related expenses driven by increased penetration of boutiques in high traffic centers, higher depreciation due to increased costs of new boutiques and remodels and costs associated with boutique remodels. These increases were partially offset by higher merchandise margins due to continuing improvements in our inventory management process resulting in lower inventory reserves. The prior year’s third quarter included a back-to-school merchandise reserve expense of $2.6 million that did not occur in the current year.

Selling, general and administrative expenses increased 2% to $42.3 million for the third quarter of 2018 from $41.4 million in the third quarter last year primarily due to a $2.0 million increase in performance-based incentive compensation expenses as a result of the prior year expense reversal recorded in the third quarter of 2017. A similar reversal was recorded in the second quarter of the current year. Therefore, for the year-to-date periods, the performance-based incentive compensation expenses are comparable. This increase was partially offset by a $1.2 million decrease in selling expenses primarily due to labor efficiencies at the boutique level.

As previously disclosed, in the third quarter of 2018, the Company recognized non-cash asset impairment charges of $14.4 million mostly associated with 129 underperforming boutiques. After tax, the non-cash asset impairment charges were $10.2 million or $0.29 per diluted share.

Loss from operations for the third quarter of 2018 was $23.1 million, or (24.2%) of net sales, compared to income from operations of $0.5 million, or 0.4% of net sales, in the comparable prior year quarter. Excluding the asset impairment charges of $14.4 million, adjusted loss from operations for the third quarter of 2018 was $8.6 million, or (9.1%) of net sales.

The Company’s effective tax rate for the third quarter of 2018 was 29.3% compared to 45.0% in the comparable prior year quarter. The decrease in the effective tax rate versus the comparable prior year period was primarily due to the lower statutory federal corporate tax rate under the Tax Cuts and Jobs Act enacted in December 2017.

Net loss for the third quarter of 2018 was $16.2 million, or $0.47 diluted loss per share, compared to net income of $0.2 million, or $0.01 diluted earnings per share, in the comparable prior year quarter. Excluding the non-cash asset impairment charges, adjusted net loss for the third quarter of 2018 was $6.0 million and adjusted diluted loss per share was $0.17. This compares to diluted earnings per share of $0.01 for the third quarter of 2017.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the third quarter of 2018 were $10.7 million compared to $19.0 million at the end of the comparable prior year quarter, with no debt outstanding at the end of the third quarter of 2018. Inventory on hand totaled $40.4 million at the end of the third quarter of 2018 compared to $38.8 million at the end of the comparable prior year quarter. Average ending inventory per boutique at the end of the third quarter of 2018 was down 6% versus the comparable prior year period, excluding the back-to-school merchandise reserve.

FOURTH QUARTER AND REVISED FISCAL YEAR 2018 GUIDANCE

For the fourth quarter ending February 2, 2019, net sales are now expected to be in the range of $118 million to $124 million, assuming a 15% to 10% decrease in comparable sales. The Company opened one new boutique, remodeled one existing boutique and plans to close 11 existing boutiques during the fourth quarter of 2018. The Company expects a diluted loss per share in the range of $0.14 to $0.07 for the fourth quarter of 2018.

For the fiscal year ending February 2, 2019, net sales are now expected to be in the range of $427 million to $433 million, assuming a mid- to low-teens decrease in comparable sales compared to the prior year net sales of $471.7 million in the same period last year. Excluding the $0.29 per diluted share, net of tax, asset impairment charges recognized in the third quarter of 2018, adjusted diluted loss per share for fiscal year 2018 is expected to be in the range of $0.41 to $0.34.

Capital expenditures for fiscal year 2018 are expected to be approximately $30 million. The Company expects to open 32 new boutiques, close 25 boutiques and refresh 81 boutiques in fiscal year 2018.

Conference Call Information

A conference call to discuss the third quarter fiscal year 2018 results is scheduled for December 11, 2018, at 8:30 a.m. ET. To participate in the call, please dial 1-866-548-4713 and passcode 9034161. To listen to a live webcast via the internet, please visit the investor relations section of the Company's website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until December 18, 2018. To access the telephone replay, listeners should dial 844-512-2921. The access code for the replay is 9034161. A replay of the webcast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve our business model; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce website; our ability to successfully open, refresh, operate and close boutiques each year, as necessary, to ensure an appropriate brick and mortar footprint; our ability to efficiently source, distribute additional merchandise quantities necessary to support our growth; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended February 3, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 28, 2018 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

Non-GAAP Information

This press release includes non-GAAP adjusted loss from operations, adjusted net loss and adjusted diluted loss per share, which are non-GAAP financial measures. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures both in the text above and the GAAP to Non-GAAP Reconciliation table below. The Company believes these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the business and facilitate a meaningful evaluation of our third quarter fiscal year 2018 loss from operations, net loss and diluted loss per share on a comparable basis with our fiscal year 2017 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates approximately 738 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	November 3, 2018		October 28, 2017		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$95,375	100.0%	$105,791	100.0%	$(10,416)	(10)%	-
Cost of goods sold and occupancy costs	61,730	64.7%	63,931	60.4%	(2,201)	(3)%	430
Gross profit	33,645	35.3%	41,860	39.6%	(8,215)	(20)%	(430)
Selling, general and administrative expenses	42,286	44.3%	41,405	39.1%	881	2%	520
Asset impairment charges	14,419	15.1%	-	0.0%	14,419	* (2)	*	(2)
(Loss) income from operations	(23,060)	(24.2)%	455	0.4%	(23,515)	* (2)	*	(2)
Interest expense	(51)	(0.1)%	(109)	(0.1)%	58	53%	-
Other income	151	0.2%	88	0.1%	63	72%	10
(Loss) income before income tax (benefit) expense	(22,960)	(24.1)%	434	0.4%	(23,394)	* (2)	*	(2)
Income tax (benefit) expense	(6,737)	(7.1)%	195	0.2%	(6,932)	* (2)	*	(2)
Net (loss) income	$(16,223)	(17.0)%	$239	0.2%	$(16,462)	* (2)	*	(2)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.
(2) Not meaningful.

Diluted (loss) earnings per share	$(0.47)		$0.01
Weighted average diluted share count	34,796		35,959
Comparable sales change	(14)%		(18)%

	Thirty-Nine Weeks Ended
	November 3, 2018		October 28, 2017		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$308,805	100.0%	$333,187	100.0%	$(24,382)	(7)%	-
Cost of goods sold and occupancy costs	192,690	62.4%	187,249	56.2%	5,441	3%	620
Gross profit	116,115	37.6%	145,938	43.8%	(29,823)	(20)%	(620)
Selling, general and administrative expenses	128,298	41.5%	126,238	37.7%	2,060	2%	370
Asset impairment charges	14,567	4.7%	100	0.2%	14,467	* (2)	*	(2)
(Loss) income from operations	(26,750)	(8.7)%	19,600	5.9%	(46,350)	* (2)	*	(2)
Interest expense	(280)	(0.1)%	(332)	(0.1)%	52	16%	-
Other income	403	0.1%	278	0.1%	125	45%	-
(Loss) income before income tax (benefit) expense	(26,627)	(8.6)%	19,546	5.9%	(46,173)	* (2)	*	(2)
Income tax (benefit) expense	(6,973)	(2.3)%	7,711	2.3%	(14,684)	* (2)	*	(2)
Net (loss) income	$(19,654)	(6.4)%	$11,835	3.6%	$(31,489)	* (2)	*	(2)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.
(2) Not meaningful.

Diluted (loss) earnings per share	$(0.56)		$0.32
Weighted average diluted share count	34,803		36,525
Comparable sales change	(15)%		(9)%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	November 3, 2018	February 3, 2018	October 28, 2017
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,720	$31,331	$19,020
Accounts receivable	17,134	16,642	18,150
Inventories	40,404	26,816	38,824
Prepaid expenses and other current assets	10,854	9,714	10,179
Total current assets	79,112	84,503	86,173
Property and equipment, net	79,842	87,702	85,710
Deferred income taxes	15,554	9,413	15,577
Other assets, net	4,958	3,622	3,794
TOTAL ASSETS	$179,466	$185,240	$191,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,436	$17,801	$28,239
Accrued liabilities	12,264	14,654	12,848
Total current liabilities	49,700	32,455	41,087
Landlord incentives and deferred rent	34,997	38,337	38,327
Total liabilities	84,697	70,792	79,414

Commitments and contingencies

Stockholders’ equity:
Common stock - $0.01 par value, 80.0 million shares authorized; 47.3 million, 46.3 million and 46.4 million shares issued at November 3, 2018, February 3, 2018 and October 28, 2017, respectively.	473	463	464
Additional paid-in capital	112,792	111,439	111,065
Retained earnings	141,525	159,045	155,319
Treasury stock, at cost – 11.1 million, 10.3 million and 10.2 million shares at November 3, 2018, February 3, 2018 and October 28, 2017, respectively.	(160,021)	(156,499)	(155,008)
Total stockholders’ equity	94,769	114,448	111,840
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$179,466	$185,240	$191,254

Francesca’s Holdings Corporation
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017
Cash Flows Provided by Operating Activities:
Net (loss) income	$(19,654)	$11,835
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	18,742	15,749
Stock-based compensation expense	1,440	2,082
Loss on disposal of assets	633	565
Deferred income taxes	(6,848)	(65)
Asset impairment charges	14,567	100
Changes in operating assets and liabilities:
Accounts receivable	(492)	(12,272)
Inventories	(13,588)	(14,866)
Prepaid expenses and other assets	(2,983)	(3,529)
Accounts payable	16,966	16,987
Accrued liabilities	359	(12,913)
Landlord incentives and deferred rent	(3,340)	235
Net cash provided by operating activities	5,802	3,908

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(21,885)	(19,121)
Net cash used in investing activities	(21,885)	(19,121)

Cash Flows Used in Financing Activities:
Repurchases of common stock	(3,980)	(18,827)
Taxes paid related to net settlement of equity awards	(77)	(142)
Payment of debt issuance costs	(471)	-
Net cash used in financing activities	(4,528)	(18,969)

Net decrease in cash and cash equivalents	(20,611)	(34,182)
Cash and cash equivalents, beginning of year	31,331	53,202
Cash and cash equivalents, end of period	$10,720	$19,020

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$244	$23,806
Interest paid	$121	$144

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	November 3, 2018		October 28, 2017		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In USD	%
	(in thousands, except percentages)
Apparel	48,397	50.7%	$54,663	51.7%	$(6,266)	(11)%
Jewelry	22,855	24.0%	22,826	21.6%	29	0%
Accessories	14,844	15.6%	15,360	14.5%	(516)	(3)%
Gifts	8,685	9.1%	10,922	10.3%	(2,237)	(20)%
Others(1)	594	0.6%	2,020	1.9%	(1,426)	(71)%
Net sales	95,375	100.0%	$105,791	100.0%	$(10,416)	(10)%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2018	FY 2017	FY 2016
Q1	(16)%	(5)%	2%
Q2	(13)%	(3)%	0%
Q3	(14)%	(18)%	7%
Q4		(15)%	0%
Fiscal year		(11)%	2%

Boutique Count

	Thirty-Nine Weeks Ended November 3, 2018	Fiscal Year Ended February 3, 2018	Thirty-Nine Weeks Ended October 28, 2017
Number of boutiques open at the beginning of period	721	671	671
Boutiques opened	31	60	51
Boutiques closed	(14)	(10)	(8)
Number of boutiques open at the end of period	738	721	714

Francesca’s Holdings Corporation

GAAP to Non-GAAP Reconciliation

(In Thousands, Except Per Share Amounts and Percentages)

GAAP to Non-GAAP Reconciliation for the Thirteen Weeks Ended November 3, 2018

	GAAP		Asset Impairment Charges(1)	Non-GAAP Adjusted
	In USD	As % of Net Sales	In USD	In USD	As % of Net Sales
Loss from operations	$(23,060)	(24.2)%	$14,419	$(8,641)	(9.1)%
Income tax benefit (2)	$(6,737)	(7.1)%	$4,231	$(2,506)	(2.6)%
Net loss	$(16,223)	(17.0)%	$10,188	$(6,035)	(6.3)%
Diluted loss per share	$(0.47)		$0.29	$(0.17)

(1)	During the thirteen weeks ended November 3, 2018, the Company recorded non-cash asset impairment charges mostly associated with 129 underperforming boutiques for which the remaining carrying value of their assets are no longer expected to be recoverable.
(2)	The effective tax rate for the thirteen weeks ended November 3, 2018 of 29.3% was used to calculate the income tax impact.